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                    UNITED STATES
          SECURITIES AND EXCHANGE COMMISSION
               Washington, D.C. 20549

                     Form 8K


                CURRENT REPORT


       Pursuant to Section 13 or 15(d) of the
       Securities Exchange Act of 1934


Date of Report (Date of Earliest Event Reported) October 1, 2001


       Commission file Number 000-29107

     MULTINET INTERNATIONAL CORPORATION, INC.
 (Exact Name of Registrant as Specified in its Charter)

NEVADA                                  88 0441388
(State of other jurisdiction of    (I.R.S. Employer
incorporation or organization)     Identification Number)


8100 West Sahara Avenue Suite 200
Las Vegas, Nevada                           89117
(Address of principal executive offices)  (Zip Code)

      (702)(966 0600)

ITEM 1. Changes In control of Registrant

  Pursuant to the attached Agreement and Plan of Reorganization and Corporation Separation, Nikki D. Corporation was spun out of Multinet International Corp, Inc. effective September 30, 2001.

Multinet International, Corp.

By
President,Secretary,Treasurer


EXHIBIT



AGREEMENT AND PLAN OF REORGANIZATION
AND CORPORATION SEPARATION




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  AGREEMENT made this 15th day of September, 2001 by and between
MULTINET INTERNATIONAL CORPORATION, INC. (MULTINET), a Nevada corporation, and NIKKI D. CORPORATION (NIKKI D.) , a Delaware corporation.

 WHEREAS, MULTINET owns all of the stock of NIKKI D.; and

 WHEREAS, subject to the pending change in control of MULTINET, it is the desire of MULTINET to separate the business of NIKKI D.
from the business of MULTINET;

 NOW, THEREFORE, in consideration of the mutual covenants herein set forth, the parties agree as follows:

Transfer of Properties and Assumption of Liabilities.

MULTINET will sell, assign, transfer and deliver to NIKKI D. all of the properties, assets, goodwill and business of every kind and description, both real and personal, tangible and intangible applicable to NIKKI D.

NIKKI D. agrees to pay, perform, or discharge all debts, liabilities, contracts and obligations of NIKKI D., whether accrues, contingent, or otherwise, as set forth in the financial statements NIKKI D.

Distribution of Controlled Stock. MULTINET will distribute its stock in NIKKI D., which shall constitute all such stock outstanding, to the holders of MULTINET common stock will receive .45136538 share of NIKKI D.s common stock for each one share of MULTINET common stock held.

Closing.  The closing shall take place at Multinet International
Corporation, Inc., 8100 West Sahara Avenue, Suite 200, Las Vegas,
Nevada 89117, on or before September 30, 2001.

Miscellaneous.

If any term or provision of this Agreement or the application thereof to any person or circumstances shall, to any extent, be invalid or enforceable the remainder of this Agreement or the application of such term or provision to persons or circumstances other than those to which it is held invalid or unenforceable, shall not be affected thereby, and each such term and provision of this Agreement shall be valid and be enforced to the fullest extent permitted by law.

No waiver of any breach of any covenant or provision herein contained shall be deemed a waiver of any preceding or succeeding breach thereof, or of any other covenant or provision herein contained. No extension of time for performance of any other obligation or act.

This Agreement shall be binding upon and shall insure to the benefit of the permitted successors and assigns of the parties hereto.


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This Agreement is the final expression of, and contains the entire agreement between, the parties with respect to the subject matter hereof and supersedes all prior understandings with respect thereto. This Agreement may not be modified, changed, supplemented or terminated, nor may any obligations hereunder be waived, except by written instrument signed by the party to be charged or by his agent duly authorized in writing or as otherwise expressly permitted herein. The parties do not intend to confer any benefit hereunder on any person, firm or corporation other than the parties hereto.

The parties hereby acknowledge and agree that time is strictly of the essence with respect to each and every term, condition, obligation and provisions hereof and that failure to timely perform any of the terms, conditions, obligations or provisions hereof by either party shall constitute a material breach of and noncurable (but waivable) default under this Agreement by the party so failing to perform.

Headings at the beginning of each paragraph are solely for the convenience of the parties and are not a part of the Agreement. Whenever required by the context of this Agreement, the singular shall include the plural and the masculine shall include the feminine. This Agreement shall not be construed as if it had been prepared by one of the parties, but rather as if both parties had prepared the same. Unless otherwise indicated, all references to paragraphs are to this Agreement. In the event the date on which any party is required to take any action under the terms of this Agreement is not a business day, the action shall be taken on the next succeeding day.

This Agreement may be executed in one or more counterparts, each of which shall be original and all of which taken together shall constitute one instrument.

The parties hereto expressly agree that this Agreement shall be governed by, interpreted under, and construed and enforced in accordance with the laws of the State of Nevada.


Dated: September 15, 2001                   MULTINET INTERNATIONAL
                                            CORPORATION, INC.


                                            By:
                                               Glen Brow
                                               President


Dated: September 15, 2001                      NIKKI D. CORPORATION


                                            By:
                                               Jose Fernando Garcia
                                               President